September 25, 2012

Via Federal Express
ZTE Corporation
ZTE Plaza
Keji Road South
Hi-Tech Industrial Park
Nanshan District
Shenzhen
Guangdong Province, 518057
People's Republic of China
Attn.: Mr. Hou Weigui, Chairman
Attn.: Mr. Wang Haibo, Chief Intellectual Property Officer

Via Federal Express
ZTE Corporation
8/F Gloucester Tower
The Landmark
15 Queen's Road Central
Central
Hong Kong
Attn.: Mr. Feng Jianxiong (fengjianxiong@zte.com.cn)

Gentlemen:

We write to inform you that Vringo Infrastructure, Inc. ("Vringo"), a subsidiary of Vringo, Inc., has acquired a portfolio of patents and patent applications, a number of which are considered essential to infrastructure equipment and mobile stations compliant with Global System for Mobile Communications/General Packet Radio Service ("GSM/GPRS") specifications as defined by the European Telecommunications Standards Institute ("ETSI") and/or the 3rd Generation Partnership Project ("3GPP"), and the Universal Mobile Telecommunications System Standard ("UMTS") as promulgated by 3GPP and/or ETSI. Declarations have been filed related to patents from thirty-one families, indicating that those patents are or could become essential to relevant standards. The portfolio also includes a number of patents which are not currently considered essential to such standards, but which may nevertheless be infringed by certain infrastructure equipment and mobile stations. Vringo has also acquired the right to recover damages for all past infringement related to the portfolio.

We understand that ZTE Corporation and its subsidiaries (together, "ZTE") do not have a license under any of the patents in the portfolio. We further understand that ZTE has been manufacturing and selling UMTS and/or GSM/GPRS equipment since at least 2002. Clearly, ZTE has had a very long period of time to evaluate and consider patents in the portfolio, and has evidently decided not to take a license to them. We recognize that ZTE is familiar with the ETSI Intellectual Property Rights ("IPR") database and its predecessor systems, on which declarations can be conveniently accessed. Indeed, ZTE itself is listed as having declarations with respect to a large number of patents on that system.

VRINGO, INC.	Telephone: (212) 309-7549
780 Third Avenue, 15th Floor	Facsimile: (646) 532-6775
New York, NY 10017	Innovate | License | Protect

September 25, 2012

We invite ZTE to consider again whether any license to the patents is required. If ZTE determines that a license is required, we invite ZTE to make a concrete request for such license, identifying the patents to which ZTE would wish to take a license, and the consideration proposed by ZTE.

Vringo is prepared to license all patents which are Essential (as that term is defined in the ETSI IPR Policy) to a standard, provided that the consideration proposed is fair, reasonable and non-discriminatory ("FRAND").

If and for as long as ZTE does not make a concrete, binding offer to take a license capable of acceptance by Vringo, which would include a FRAND payment for all past infringement, and which would result in a license to Essential patents on FRAND terms, Vringo will pursue all legal remedies available.

A list of acquired patents as can be found in Vringo Inc.'s filing with the United States Securities and Exchange Commission on Form 8-K dated August 9, 2012 at Exhibit 99.1. The list may be supplemented in the future if there are any required additions, deletions or modifications.

We look forward to your response. Please address all correspondence to the undersigned.

Yours faithfully,

VRINGO INFRASTRUCTURE, INC.

By:	/s/ Alexander R. Berger
Alexander R. Berger Chief Operating Officer

780 Third Avenue, 15th Floor New York, NY 10017 United States of America Telephone: (212) 309-7549 Facsimile: (646) 532-6775 E-Mail: aberger@vringo.com